THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE
STATE SECURITIES LAW, INCLUDING THE
STATE OF NEW YORK,
AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED
OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE
WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS
AND THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

SUBORDINATED PROMISSORY NOTE

$500,000	New York, New York
May 25, 2010

FOR VALUE RECEIVED, Zanett, Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of Rockport Investments Ltd. or its permitted assigns, (the “Holder”), on or before July 27, 2010, the principal amount of Five Hundred Thousand Dollars ($500,000), together with interest as set forth below, until the date on which the principal amount is paid in full, in accordance with the terms of this promissory note (the “Note”).

 The principal balance of this Note and all accrued but unpaid interest theron shall be due and payable on July 27, 2010 (the “Maturity Date”).

During the period beginning on the date hereof and ending on the Maturity Date, interest shall accrue daily on the outstanding principal amount hereunder at the simple rate of 1.5% per month.  Interest shall be calculated on the basis of actual days elapsed based on a 30-day month, and shall be paid monthly in arrears on the fifth business day of each month, beginning on June 7, 2010.  Interest shall continue to accrue on the principal balance hereof at the then-applicable simple rate of interest specified in this Note, notwithstanding any demand for payment or the entry of any judgment against the Company, until all principal owing hereunder is paid in full.

The Company will pay or cause to be paid all sums becoming due hereon for principal and interest in lawful money of the United States of America by wire transfer sent to an account for which the Holder provides information to the Company or check sent to the Holder’s address on file with the Company or to such other address as Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Note or making any notation thereon except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Note to the Company for cancellation.

The Company may prepay this Note in whole or in part at any time without premium or penalty.  Any partial prepayment shall be applied to the unpaid installments of principal in the inverse order of their maturity.

The Note will be an unsecured obligation of the Company.

The occurrence of any of the following shall constitute an Event of Default hereunder: (a) default in any payment by the Company hereunder when due; (b) sale of all or substantially all of the Company’s assets, or any formal action in contemplation of the dissolution, liquidation or termination of the Company’s existence; (c) entry of a judgment in an amount in excess of $100,000 against the Company or attachment or seizure of or levy upon any material property of the Company; (d) acceleration of the maturity of any of the Company’s liabilities for borrowed money; or (e) institution of any proceedings by or against the Company under any law relating to bankruptcy, insolvency, reorganization or other form of debtor relief or the Company’s making an assignment for the benefit of creditors, or the appointment of a receiver, trustee, conservator or other judicial representative for the Company or the Company’s property.

Upon the occurrence of an Event of Default hereunder, the entire principal amount of this Note and any accrued but unpaid interest thereon shall be immediately due and payable.  Further, if an Event of Default shall occur hereunder due to the Company’s default in payment of any amounts due hereunder on the Maturity Date, then for each calendar day that elapses after the Maturity Date until such time as all amounts due and payable by the Company hereunder are paid in full, the Company shall issue to the Holder 10,000 shares (as adjusted for stock splits, dividends or similar events) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); provided that if the Company is prohibited by Rule 5635(d) of the NASDAQ Listing Rules, or any successor or similar rule, or the rules or regulation of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Company Stock pursuant to this paragraph in excess of a prescribed amount, without stockholder approval or otherwise (the “Cap Amount”), then the Company shall not issue shares pursuant to this paragraph in excess of the Cap Amount.  Assuming solely for the purposes of this paragraph that such Rule 5635(d) or a similar rule is applicable, the Cap Amount shall be the number of shares equal to 19.99% of the number of shares of Common Stock outstanding immediately prior to the issuance of this Note.

No failure or delay on the part of the Holder to insist on strict performance of the Company’s obligations hereunder or to exercise any remedy shall constitute a waiver of the Holder’s rights in that or any other instance.  No waiver of any of the Holder’s rights shall be effective unless in writing, and any waiver of any default or any instance of non-compliance shall be limited to its express terms and shall not extend to any other default or instance of non-compliance.

This Note shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of laws principles.  The Company hereby submits to the personal jurisdiction in the State of New York, consents to the jurisdiction of any competent state or federal district court sitting in New York City, New York, and waives any and all rights to raise lack of personal jurisdiction as a defense in any action, suit or proceeding in connection with this Note or any related matter.  Because of the greater time and expense required therefor, the Company hereby waives, to the extent permitted by law, a trial by jury.

The Company shall pay all reasonable costs and expenses (including attorneys’ fees) incurred by the Holder relating to the enforcement of this Note.

Any provision hereof found to be illegal, invalid or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof.

If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate and any payment received by the Holder in excess of the maximum permissible rate shall be treated as a prepayment of the principal of this Note.

This Note shall be binding upon the Company’s successors and assigns and shall inure to the benefit of each holder of this Note and such holder’s successors, endorsees and assigns.

No recourse whatsoever, either directly or through the Company or any trustee, receiver or assignee, shall be had in any event or in any manner against any past, present or future stockholder, director or officer of the Company for the payment of, principal of or interest on this Note or any of them or for any claim based thereon or otherwise in respect this Note, this Note being a corporate obligation only.

The Company shall consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.  This Note shall be transferable by the Holder in whole but not in part upon the written consent of the Company.

All communications provided hereunder shall be in writing and, if to the Company, delivered or mailed by registered or certified mail addressed to Zanett, Inc., 635 Madison Avenue, 15th Floor, New York, NY  10022, Attention:  Chief Executive Officer, or, if to the Holder to the address on file with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on behalf of the Company as of the day and year first written above.

ZANETT, INC.

By:	/s/ Dennis Harkins
Name: Dennis Harkins
Title: Chief Financial Officer

By signing below, intending to be legally bound, the Holder agrees that, except as and to the extent hereinafter provided, the obligations of the Company to the Holder under this Note (the “Subordinated Obligations”) are and shall be subordinate and subject in right of payment to the prior indefeasible payment in full in cash of all of the Company’s obligations to Bank of America, N.A. (or, in the event the Company’s obligations to Bank of America, N.A. are refinanced with another senior lender, to the Company’s obligations to such senior lender) pursuant to that certain Loan and Security Agreement (the “Loan Agreement”), dated as of December 21, 2005, by and between the Company and the other parties named therein, as amended (such obligations, the “Senior Obligations”), whether or not the Senior Obligations have been voided, disallowed or subordinated pursuant to Section 548 of the United States Bankruptcy Code (11 USC §101, et seq.) or any applicable state fraudulent conveyance laws, whether asserted directly or under Section 544 of the United States Bankruptcy Code.  Without limiting the foregoing, the Holder also hereby agrees that (a) except as otherwise set forth below, it will not ask, demand, sue for, take or receive from the Company (other than directing the Company to make payment directly to the holder of the Senior Obligations for the purpose of causing the Senior Obligations to be paid), by set-off or in any other manner, payment of the whole or any part of the Subordinated Obligations, or any security therefor, and (b) without limiting the generality of clause (a) of this paragraph, it will not take any action to collect, demand payment of or accelerate all or any portion of the Subordinated Obligations other than the filing of appropriate proofs of claim or any other similar action necessary to preserve its claim against the Holder (provided that the Holder may accelerate the Subordinated Obligations if all outstanding Senior Obligations shall have been previously accelerated), take, foreclose or otherwise realize upon any security therefor or exercise any of its other rights or remedies against the Holder that it may have in respect of the Subordinated Obligations, in each case unless and until all of the Senior Obligations shall have been indefeasibly paid in full in cash, whether or not such Senior Obligations have been voided, disallowed or subordinated pursuant to Section 548 of the United States Bankruptcy Code or any applicable state fraudulent conveyance laws, whether asserted directly or under Section 544 of the United States Bankruptcy Code.  Notwithstanding the foregoing, so long as no Event of Default (as defined in the Loan Agreement) has occurred and is continuing, or would be caused thereby, the Holder may from time to time receive from the Company and the Company may pay to the Holder the payments of principal and interest called for by the terms of this Note (the “Permitted Payments”).  Nothing in this Agreement shall limit the right of the Holder to receive any payments (whether Permitted Payments or otherwise) on or in respect of the Subordinated Obligations at any time after the Senior Obligations shall have been indefeasibly paid in full in cash.

ROCKPORT INVESTMENTS LTD.

By:	/s/ J. Pickles
Name: J. Pickles
Title: Portfolio Manager

[Signature Page to Promissory Note]